News Release

Public Storage
701 Western Avenue
Glendale, CA 91201-2349
www.publicstorage.com

                For Release:  Immediately
                Date:  May 6, 2010
                Contact:  Clemente Teng
                (818) 244-8080

Public Storage Reports Results for the First Quarter Ended March 31, 2010 and Increases Its Quarterly Common Dividend Per Share by 23.1% to $0.80 Per Share

GLENDALE, California – Public Storage (NYSE:PSA) announced today operating results for the first quarter ended March 31, 2010.

Operating Results for the Three Months Ended March 31, 2010

For the three months ended March 31, 2010, net income allocable to our common shareholders was $34.7 million or $0.21 per common share, on a diluted basis, compared to $159.5 million or $0.95 per common share, on a diluted basis, for the same period in 2009, representing a decrease of $124.8 million or $0.74 per common share.  This decrease is primarily due to the application of Emerging Issues Task Force D-42 (“EITF D-42”) in connection with the redemption of our Equity Shares, Series A and repurchases of our preferred securities at costs which differ from the original net issuance proceeds for such securities.  Overall, the application of EITF D-42 resulted in a net year-over-year reduction in net income allocable to our common shareholders of approximately $120.2 million or $0.71 per common share on a diluted basis.

During the three months ended March 31, 2010, we called for redemption our Equity Shares, Series A and in applying EITF D-42 the excess redemption cost over the original net issuance proceeds reduced net income allocable to our common shareholders by $25.7 million.  Conversely, during the three months ended March 31, 2009, we repurchased a portion of our preferred securities at an aggregate cost that was less than the original net issuance proceeds for these securities and as a result of applying EITF D-42, combined with our 41% equity share of PSB’s benefit from repurchases of preferred securities, net income allocable to our common shareholders was increased by $94.5 million.

Revenues for the Same Store Facilities decreased 2.2% or $7.7 million in the quarter ended March 31, 2010 as compared to the same period in 2009, primarily due to a 3.0% reduction in realized rent per occupied square foot, offset by a 0.6% increase in average occupancies.  Cost of operations for the Same Store Facilities decreased 0.7% or $0.9 million in the quarter ended March 31, 2010 as compared to the same period in 2009.  Net operating income for our Same Store Facilities decreased 3.0% or $6.8 million in the quarter ended March 31, 2010 as compared to the same period in 2009.

Funds from Operations

For the three months ended March 31, 2010, funds from operations (“FFO”) decreased to $0.78 per common share on a diluted basis as compared to $1.51 per common share for the same period in 2009, representing a decrease of $0.73 per common share or 48.3%.

For the three months ended March 31, 2010, FFO was impacted by (i) a $25.7 million reduction in applying EITF D-42 to the redemption of our Equity Shares, Series A (compared to an aggregate $94.5 million increase recorded for our redemption, and our equity share of PSB’s redemption, of preferred equity in the same period in 2009), (ii) a foreign currency exchange loss totaling $34.8 million (compared to a loss of $34.7 million for the same period in 2009), and (iii) a $1.0 million impairment of real estate and other assets.  For the three months ended March 31, 2009, FFO was further impacted by (i) a $4.1 million gain on the early extinguishment of debt, and (ii) costs incurred to terminate and wind down our truck rental operations of $3.5 million.

The following table provides a summary of the per-share impact of the items noted above:

	Three Months Ended March 31,
	2010	2009	Percentage Change

FFO per common share prior to adjustments for the following items	$1.15	$1.16	(0.9)%

Impact from the application of EITF D-42	(0.15)	0.56
Foreign currency exchange loss	(0.21)	(0.21)
Gain on early extinguishment of debt	-	0.02
Costs incurred to terminate truck rental operations	-	(0.02)
Impairment of real estate and other assets	(0.01)	-

FFO per common share, as reported	$0.78	$1.51	(48.3)%

FFO is a term defined by the National Association of Real Estate Investment Trusts (“NAREIT”).  It is generally defined as net income before depreciation with respect to real estate assets and gains and losses on real estate assets.  FFO is presented because management and many analysts consider FFO to be one measure of the performance of real estate companies.  In addition, we believe that FFO is helpful to investors as an additional measure of the performance of a REIT, because net income includes the impact of depreciation, which assumes that the value of real estate diminishes predictably over time, while we believe that the value of real estate fluctuates due to market conditions and in response to inflation.  FFO computations do not consider scheduled principal payments on debt, capital improvements, distributions and other obligations of the Company.  FFO is not a substitute for our cash flow or net income as a measure of our liquidity or operating performance or our ability to pay dividends.  Other REITs may not compute FFO in the same manner; accordingly, FFO may not be comparable among REITs. See the attached reconciliation of net income to funds from operations included in the selected financial data attached to this press release.

Property Operations – Same Store Facilities

The Same Store Facilities represents those 1,925 facilities that are stabilized and owned since January 1, 2008 and therefore provide meaningful comparisons for 2008, 2009, and 2010.  The Same Store Facilities increased from 1,899 at December 31, 2009 to 1,925 at March 31, 2010, as facilities were added that are now stabilized and owned since January 1, 2008.  The following table summarizes the historical operating results of these 1,925 facilities (120.3 million net rentable square feet) that represent approximately 96% of the aggregate net rentable square feet of our U.S. consolidated self-storage portfolio at March 31, 2010.

Selected Operating Data for the Same Store Facilities (1,925 Facilities):	Three Months Ended March 31,
	2010	2009	Percentage Change
	(Dollar amounts in thousands, except for weighted average data)
Revenues:
Rental income	$331,234	$339,470	(2.4)%
Late charges and administrative fees collected	16,599	16,019	3.6%
Total revenues (a)	347,833	355,489	(2.2)%

Cost of operations:
Property taxes	39,955	38,582	3.6%
Direct property payroll	24,653	24,919	(1.1)%
Media advertising	5,249	8,308	(36.8)%
Other advertising and promotion	5,004	4,713	6.2%
Utilities	9,441	9,836	(4.0)%
Repairs and maintenance	12,922	10,907	18.5%
Telephone reservation center	2,751	2,863	(3.9)%
Property insurance	2,350	2,761	(14.9)%
Other costs of management (a)	24,212	24,523	(1.3)%
Total cost of operations (a)	126,537	127,412	(0.7)%

Net operating income (b)	$221,296	$228,077	(3.0)%

Gross margin	63.6%	64.2%	(0.9)%
Weighted average for the period:
Square foot occupancy (c)	88.4%	87.9%	0.6%
Realized annual rent per occupied square foot (d) (f)	$12.46	$12.84	(3.0)%
REVPAF (e) (f)	$11.01	$11.28	(2.4)%

Weighted average at March 31:
Square foot occupancy	88.9%	88.2%	0.8%
In place annual rent per occupied square foot (g)	$13.26	$13.56	(2.2)%
Total net rentable square feet (in thousands)	120,328	120,328	-

a)
Revenues and cost of operations do not include ancillary revenues and expenses generated at the facilities with respect to tenant reinsurance and retail sales.  “Other costs of management” principally represents all the indirect costs incurred in the operations of the facilities, consisting principally of supervisory costs and corporate overhead cost.

b)
Net operating income or “NOI” is a non-GAAP (generally accepted accounting principles) financial measure that excludes the impact of depreciation expense.  Although depreciation is an operating expense, we believe that NOI is a meaningful measure of operating performance, because we utilize NOI in making decisions with respect to capital allocations, in determining current property values, segment performance and comparing period-to-period and market-to-market property operating results.  NOI is not a substitute for net operating income after depreciation in evaluating our operating results.

c)	Square foot occupancies represent weighted average occupancy levels over the entire period.

d)
Realized annual rent per occupied square foot is computed by annualizing the result of dividing rental income by the weighted average occupied square footage for the period.  Realized annual rent per occupied square foot takes into consideration promotional discounts and other items that reduce rental income from the contractual amounts due.

e)
Annualized rental income per available square foot (“REVPAF”) represents annualized rental income which excludes late charges and administrative fees divided by total available net rentable square feet.  Rental income is also net of promotional discounts and collection costs, including bad debt expense.

f)
Late charges and administrative fees are excluded from the computation of realized annual rent per occupied square foot and REVPAF because exclusion of these amounts provides a better measure of our ongoing level of revenue, by excluding the volatility of late charges, which are dependent principally upon the level of tenant delinquency, and administrative fees, which are dependent principally upon the absolute level of move-ins for a period.

g)
In place annual rent per occupied square foot represents annualized contractual rents per occupied square foot without reductions for promotional discounts and excludes late charges and administrative fees.

The following table summarizes additional selected financial data with respect to the Same Store Facilities (unaudited):

	Three Months Ended
	March 31	June 30	September 30	December 31	Full Year

Total revenues (in 000’s):
2010	$347,833
2009	$355,489	$355,179	$360,747	$351,923	$1,423,338

Total cost of operations (in 000’s):
2010	$126,537
2009	$127,412	$118,772	$115,678	$102,179	$464,041

Property taxes (in 000’s):
2010	$39,955
2009	$38,582	$37,498	$38,007	$29,174	$143,261

Media advertising (in 000’s):
2010	$5,249
2009	$8,308	$7,351	$3,532	$987	$20,178

Other advertising and promotion (in 000’s):
2010	$5,004
2009	$4,713	$6,060	$5,042	$4,650	$20,465

REVPAF:
2010	$11.01
2009	$11.28	$11.26	$11.41	$11.16	$11.28

Weighted average realized annual rent per occupied square foot for the period:
2010	$12.46
2009	$12.84	$12.51	$12.73	$12.75	$12.71

Weighted average square foot occupancy levels for the period:
2010	88.4%
2009	87.9%	90.0%	89.6%	87.5%	88.7%

Shurgard Europe

We own a 49% equity interest in Shurgard Europe, with the remaining 51% equity interest owned by an institutional investor.  We account for our investment in Shurgard Europe under the equity method.

At March 31, 2010, Shurgard Europe has an interest in 187 facilities (10 million net rentable square feet) located in seven Western European countries.  Included in this total are 72 facilities (3.6 million net rentable square feet) that are owned by two joint ventures in which Shurgard Europe has a 20% interest.  In April 2010, Shurgard Europe opened a newly developed facility in the United Kingdom with an aggregate cost of approximately $14 million and 50,000 net rentable square feet.

The two joint ventures collectively had approximately €220 million ($296 million) of outstanding debt at March 31, 2010.  The loans are payable to various banks and are non-recourse to Shurgard Europe.  One of the JV loans, totaling €104 million ($140 million), is due May 2011 and the other JV loan, totaling €116 million ($156 million), is due July 2010.

Our existing €391.9 million loan ($527.2 at March 31, 2010) to Shurgard Europe matures on March 31, 2013, and accrues interest at 9.0% per annum.  The interest rate until October 31, 2009 was 7.5%, and was increased to 9.0% in connection with an extension of this loan.  The loan currently is not hedged for future currency exchange fluctuations; accordingly, the amount of U.S. Dollars that will be received on repayment will depend upon the currency exchange rates at the time.  We had a commitment to provide up to €185 million in additional loans to Shurgard Europe under certain circumstances, and this commitment expired undrawn on March 31, 2010.

Steven De Tollenaere, Shurgard Europe’s CEO, will be leaving effective June 1, 2010, having accepted a position in a different industry.  Jean Kreusch, Shurgard Europe’s CFO, will assume the additional responsibility of interim CEO.

Acquisition of Self-Storage Facilities

As previously announced, we entered into an agreement to acquire 30 self-storage facilities for $189 million, including $100 million of assumed debt and $89 million of cash. Twenty-eight of the facilities (1.8 million square feet) are located in the Los Angeles area and the surrounding communities of Southern California. The other two facilities (107,000 square feet) are located in the Chicago area. We expect to incur approximately $12 million in capital expenditures in the year following acquisition to rebrand and improve these properties to the Public Storage standard.  We expect to incur approximately $2 million in transaction-related expenses such as legal and other due diligence costs, which will be included in general and administrative expense, in the three months ending June 30, 2010.

The closing will occur in stages through June 30, 2010.   As of May 6, 2010, we closed on eight facilities with a total acquisition cost of $38 million.  These acquisitions are subject to customary closing conditions, and there can be no assurance that we will be able to complete the acquisitions of the remaining facilities.

Capital Activities

As previously announced, on April 15, 2010 we called for redemption all outstanding depositary shares representing interests in our 7.500% Cumulative Preferred Shares, Series V.  These shares will be redeemed on May 18, 2010 at $25.00 per share plus accrued dividends from April 1, 2010 through the date of redemption. The aggregate redemption amount, before payment of accrued dividends, is $155 million.  We will allocate approximately $5 million of income from our common shareholders to the holders of our Preferred Shares, representing the excess of the amount paid over the initial issuance proceeds, in the quarter ended June 30, 2010.

As previously announced, on April 13, 2010, we issued 5,800,000 depositary shares (including the subsequent exercise of the underwriter’s over-allotment option) at $25.00 per depositary share, with each depositary share representing 1/1,000 of a 6.875% Cumulative Preferred Share of Beneficial Interest, Series O. The offering resulted in net proceeds of approximately $140 million.

As previously announced, on April 15, 2010 we redeemed all outstanding depositary shares representing interests in our Equity Shares, Series A (NYSE:PSA.A) at $24.50 per share, for a total redemption price of $205.4 million.  We allocated $25.7 million of income from our common shareholders to the holders of the Equity Shares, Series A, representing the excess of the amount paid over the initial issuance proceeds, in the quarter ended March 31, 2010.

Liquidity Position

At March 31, 2010, we had approximately $720 million of cash, $95 million invested in corporate notes and have access to our $300 million line of credit which does not expire until March 27, 2012.  In addition, in April 2010 we raised net proceeds of approximately $140 million through the issuance of our Series O Preferred Shares.  Our capital commitments after March 31, 2010, for the next year of approximately $575 million include (i) $205 million paid in April to redeem our Equity Shares, Series A, (ii) the $89 million cash portion of the acquisition cost of the 30 self-storage facilities as well as $12 million in related incremental capital expenditures, (iii) $155 million to be paid to redeem our Series V Preferred Shares and (iv) $117 million in principal payments on debt.  We have no further significant commitments until 2013, when $251 million of existing debt comes due.

Our retained operating cash flow continues to provide a significant source of capital to fund our activities. During the quarter ended March 31, 2010, our funds from operations available to distribute to common shareholders (“FAD”) exceeded our regular common distributions by approximately $80 million.  Our ability to continue to retain operating cash flow in the future will be contingent upon a number of factors including, but not limited to, the growth in our operations and our distribution requirements to maintain our REIT status.

Distributions Declared

On May 6, 2010, our Board of Trustees declared a regular common dividend of $0.80 per common share, representing an increase of $0.15 per share (a 23.1% increase) from the previous quarter’s distribution. The Board also declared dividends with respect to our various series of preferred shares. All the dividends are payable on June 30, 2010, to shareholders of record as of June 15, 2010.

First Quarter Conference Call

A conference call is scheduled for Friday, May 7, 2010, at 10:00 A.M. (PDT) to discuss the first quarter ended March 31, 2010 earnings results.  The domestic dial-in number is (866) 406-5408, and the international dial-in number is (973) 582-2770 (conference ID number for either domestic or international is 68651364).  A simultaneous audio web cast may be accessed by using the link at www.publicstorage.com under “Company Info, Investor Relations Upcoming Events”.  A replay of the conference call may be accessed through May 21, 2010 by calling (800) 642-1687 (domestic) or (706) 645-9291 (international) or by using the link at www.publicstorage.com under “Company Info, Investor Relations Webcasts.” All forms of replay utilize conference ID number 68651364.

About Public Storage

Public Storage, a member of the S&P 500 and The Forbes Global 2000, is a fully integrated, self-administered and self-managed real estate investment trust that primarily acquires, develops, owns and operates self-storage facilities. The Company’s headquarters are located in Glendale, California.  At March 31, 2010, the Company had interests in 2,009 self-storage facilities located in 38 states with approximately 127 million net rentable square feet in the United States and 188 storage facilities located in seven Western European nations with approximately ten million net rentable square feet operated under the “Shurgard” brand.  The Company also owns a 41% common equity interest in PS Business Parks, Inc. (NYSE:PSB) which owned and operated approximately 19.8 million rentable square feet of commercial space, primarily flex, multitenant office and industrial space, at March 31, 2010.

Additional information about Public Storage is available on our website, www.publicstorage.com.

Forward-Looking Statements

All statements in this press release, other than statements of historical fact, are forward-looking statements which may be identified by the use of the words “expects,” “believes,” “anticipates,” “should,” “estimates” and similar expressions.  These forward-looking statements involve known and unknown risks and uncertainties, which may cause Public Storage’s actual results and performance to be materially different from those expressed or implied in the forward-looking statements.  Factors and risks that may impact future results and performance are described from time to time in Public Storage’s filings with the Securities and Exchange Commission, including in Item 1A, “Risk Factors” in Public Storage’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, Form 10-Q for the period ended March 31, 2010 expected to be filed on or before May 10, 2010, our other Quarterly Reports on Form 10-Q and current reports on Form 8-K.  These risks include, but are not limited to, the following: general risks associated with the ownership and operation of real estate, including changes in demand for our storage facilities, potential liability for environmental contamination,  adverse changes in tax, real estate and zoning laws and regulations, and the impact of natural disasters;  risks associated with downturns in the national and local economies in the markets in which we operate; the impact of competition from new and existing storage and commercial facilities and other storage alternatives; difficulties in our ability to successfully evaluate, finance, integrate into our existing operations and manage acquired and developed properties; risks related to our participation in joint ventures; risks associated with international operations including, but not limited to, unfavorable foreign currency rate fluctuations that could adversely affect our earnings and cash flows; the impact of the  regulatory  environment  as well as national, state,  and local laws and  regulations  including,  without  limitation,  those governing REITs;  risks associated with a possible failure by us to qualify as a REIT under the Internal Revenue Code of 1986, as amended; disruptions or shutdowns of our automated processes and systems; difficulties in raising  capital at a reasonable cost; delays in the development process;  and economic uncertainty due to the impact of war or terrorism. Public Storage disclaims any obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, new estimates, or other factors, events or circumstances after the date of this press release, except where expressly required by law.

PUBLIC STORAGE SELECTED INCOME STATEMENT DATA (Unaudited)
	Three Months Ended March 31,
	2010	2009
	(Amounts in thousands, except per share amounts)
Revenues:
Self-storage rental income	$364,682	$370,772
Ancillary operations	25,158	25,835
Interest and other income	8,216	7,633
	398,056	404,240
Expenses:
Cost of operations:
Self-storage facilities	132,684	133,265
Ancillary operations	8,430	9,653
Depreciation and amortization	84,828	84,492
General and administrative	10,077	9,679
Interest expense	7,339	8,128
	243,358	245,217
Income from continuing operations before equity in earnings of real estate entities, gain on disposition of real estate investments or early redemption of debt, asset impairment charges, and foreign currency exchange loss	154,698	159,023
Equity in earnings of real estate entities (a)	9,961	22,811
Gain on disposition of real estate investments	333	2,722
Gain on early redemption of debt	-	4,114
Asset impairment charges (b)	(1,008)	-
Foreign currency exchange loss (c)	(34,843)	(34,733)
Income from continuing operations	129,141	153,937
Discontinued operations (d)	776	(508)
Net income	$129,917	$153,429
Net income allocable (to) from noncontrolling equity interests:
Preferred unitholders, based upon distributions paid	(1,812)	(4,017)
Preferred unitholders, based upon redemptions (e)	-	72,000
Other noncontrolling interests in subsidiaries	(4,144)	(4,410)
Net income allocable to Public Storage Shareholders	$123,961	$217,002
Allocation of net income to (from) Public Storage Shareholders:
Preferred shareholders, based on distribution paid	$58,108	$58,108
Preferred shareholders, based on redemptions (e)	-	(6,218)
Equity Shares, Series A	5,131	5,131
Equity Shares, Series A, based on redemptions (f)	25,746	-
Restricted share units	238	486
Common shareholders	34,738	159,495
	$123,961	$217,002
Per common share:
Net income per share – Basic	$0.21	$0.95
Net income per share – Diluted	$0.21	$0.95
Weighted average common shares – Basic	168,477	168,312
Weighted average common shares – Diluted	169,310	168,473

(a)	Equity in earnings of real estate entities for the three months ended March 31, 2009 includes $16.3 million (our pro rata share) related to PS Business Parks’ repurchases of its preferred securities.

(b)	Represents an impairment charge related to a self-storage facility that is expected to be discontinued in the next year, as well as impairment of an other asset.

(c)
Our foreign currency exchange gains and losses are primarily related to our loan to Shurgard Europe, representing the impact of the fluctuation in the exchange rate between the value of the U.S. Dollar and the Euro.

(d)
Discontinued operations for the quarter ended March 31, 2009 includes $3.5 million in costs associated with the disposal of trucks, as well as a gain on disposition of a discontinued self-storage facility of approximately $4.2 million.

(e)
During the three months ended March 31, 2009, we repurchased various series of our preferred shares and units for an aggregate of $170.5 million.  The amount paid was approximately $78.2 million lower than the original issue proceeds of the preferred equity acquired and, accordingly, we recorded an allocation of income from the preferred shareholders and unitholders to the common shareholders of $78.2 million.

(f)
During the three months ended March 31, 2010, we called for redemption our Equity Shares, Series A for an aggregate of $205.4 million. The amount paid was approximately $25.7 million higher than the original issue proceeds and, accordingly, we recorded an allocation of income from the common shareholders to the Equity Shares, Series A shareholders of $25.7 million. This redemption is expected to reduce ongoing allocation of net income to the Equity Shares, Series A shareholders by $20.5 million per year.

PUBLIC STORAGE SELECTED BALANCE SHEET DATA
	March 31, 2010 (unaudited)	December 31, 2009
	(Amounts in thousands, except share and per share data)
ASSETS
Cash and cash equivalents	$719,982	$763,789
Marketable securities	95,191	-
Operating real estate facilities:
Land and buildings, at cost	10,295,850	10,292,955
Accumulated depreciation	(2,816,692)	(2,734,449)
	7,479,158	7,558,506
Construction in process	8,381	3,527
	7,487,539	7,562,033

Investment in real estate entities	601,104	612,316
Goodwill	174,634	174,634
Intangible assets, net	37,364	38,270
Loan receivable from Shurgard Europe	527,243	561,703
Other assets	101,414	92,900
Total assets	$9,744,471	$9,805,645
LIABILITIES AND EQUITY
Notes payable	$516,132	$518,889
Equity Shares, Series A called for redemption	205,366	-
Accrued and other liabilities	201,416	212,253
Total liabilities	922,914	731,142

Redeemable noncontrolling interests in subsidiaries	13,106	13,122

Equity:
Public Storage shareholders’ equity:
Cumulative Preferred Shares of beneficial interest, $0.01 par value, 100,000,000 shares authorized, 886,140 shares issued (in series) and outstanding (886,140 at December 31, 2009), at liquidation preference	3,399,777	3,399,777
Common Shares of beneficial interest, $0.10 par value, 650,000,000 shares authorized, 168,657,595 shares issued and outstanding (168,405,539 at December 31, 2009)	16,867	16,842
Equity Shares of beneficial interest, Series A, $0.01 par value, 100,000,000 shares authorized, none outstanding (8,377.193 shares issued and outstanding at December 31, 2009)	-	-
Paid-in capital	5,487,156	5,680,549
Accumulated deficit	(202,998)	(153,759)
Accumulated other comprehensive loss	(24,779)	(15,002)
Total Public Storage shareholders’ equity	8,676,023	8,928,407
Equity of permanent noncontrolling interests in subsidiaries:
Preferred partnership units	100,000	100,000
Other interests	32,428	32,974
Total equity	8,808,451	9,061,381
Total liabilities and equity	$9,744,471	$9,805,645

Shurgard Europe Same Store Selected Operating Data

The Shurgard Europe Same Store Pool represents those 94 facilities that are stabilized and owned since January 1, 2008 and therefore provide meaningful comparisons for 2008, 2009, and 2010.  The following table reflects the operating results of these 94 facilities.  We account for our investment in Shurgard Europe on the equity method of accounting; accordingly, our pro-rata share of the operating results for these facilities is included in “equity in earnings of real estate entities” on our income statement.

Selected Operating Data for the 94 facilities operated by Shurgard Europe on a stabilized basis since January 1, 2008: (unaudited)	Three Months Ended March 31,
	2010	2009 (a)	Percentage Change
	(Dollar amounts in thousands, except weighted average data, utilizing constant exchange rates)
Revenues:
Rental income	$29,175	$28,811	1.3%
Late charges and administrative fees collected	474	470	0.9%
Total revenues (b)	29,649	29,281	1.3%

Cost of operations:
Property taxes	1,467	1,474	(0.5)%
Direct property payroll	3,323	3,550	(6.4)%
Advertising and promotion	1,009	1,570	(35.7)%
Utilities	902	939	(3.9)%
Repairs and maintenance	737	863	(14.6)%
Property insurance	164	178	(7.9)%
Other costs of management	4,457	4,036	10.4%
Total cost of operations (b)	12,059	12,610	(4.4)%

Net operating income (excluding depreciation and amortization) (c)	$17,590	$16,671	5.5%

Gross margin	59.3%	56.9%	4.2%
Weighted average for the period:
Square foot occupancy (d)	85.4%	84.7%	0.8%
Realized annual rent per occupied square foot (e) (g)	$26.48	$26.37	0.4%
REVPAF (f) (g)	$22.62	$22.33	1.3%

Weighted average at March 31:
Square foot occupancy	84.8%	85.1%	(0.4)%
In place annual rent per occupied square foot (h)	$28.84	$28.10	2.6%
Total net rentable square feet (in thousands)	5,160	5,160	-

Average Euro to U.S. Dollar exchange rates: (a)
Constant exchange rates used herein	1.384	1.384	-
Actual historical exchange rates	1.384	1.306	6.0%

(a)
For comparative purposes, these amounts are presented on a constant exchange rate basis.   The amounts for the three months ended March 31, 2009 have been restated using the actual exchange rate for the same period in 2010.

(b)
Revenues and cost of operations do not include ancillary revenues and expenses generated at the facilities with respect to tenant reinsurance and retail sales.  “Other costs of management” included in cost of operations principally represents all the indirect costs incurred in the operations of the facilities.  Indirect costs principally include supervisory costs and corporate overhead cost incurred to support the operating activities of the facilities.

(c)
Net operating income (before depreciation and amortization) or “NOI” is a non-GAAP (generally accepted accounting principles) financial measure that excludes the impact of depreciation expense.  Although depreciation is an operating expense, we believe that NOI is a meaningful measure of operating performance, because we utilize NOI in making decisions with respect to capital allocations, in determining current property values, segment performance, and comparing period-to-period and market-to-market property operating results. NOI is not a substitute for net operating income after depreciation in evaluating our operating results.

(d)	Square foot occupancies represent weighted average occupancy levels over the entire period.

(e)
Realized annual rent per occupied square foot is computed by annualizing the result of dividing rental income by the weighted average occupied square footage for the period.  Realized annual rent per occupied square foot takes into consideration promotional discounts and other items that reduce rental income from the contractual amounts due.

(f)
Annualized rental income per available square foot (“REVPAF”) represents annualized rental income which excludes late charges and administrative fees divided by total available net rentable square feet.  Rental income is also net of promotional discounts and collection costs, including bad debt expense.

(g)
Late charges and administrative fees are excluded from the computation of realized annual rent per occupied square foot and REVPAF because exclusion of these amounts provides a better measure of our ongoing level of revenue, by excluding the volatility of late charges, which are dependent principally upon the level of tenant delinquency, and administrative fees, which are dependent principally upon the absolute level of move-ins for a period.

(h)
In place annual rent per occupied square foot represents annualized contractual rents per occupied square foot without reductions for promotional discounts and excludes late charges and administrative fees.

PUBLIC STORAGE SELECTED FINANCIAL DATA Computation of Funds from Operations (a) (Unaudited)

	Three Months Ended March 31,
	2010	2009
	(Amounts in thousands, except per share data)
Computation of Funds from Operations (“FFO”) allocable to Common Shares:
Net Income	$129,917	$153,429
Add back – depreciation and amortization	84,828	84,492
Add back – depreciation and amortization included in Discontinued Operations	58	708
Eliminate – depreciation with respect to non-real estate assets	-	(60)
Eliminate – gain on sale of real estate investments	(333)	(2,722)
Eliminate – gain on sale of real estate included in Discontinued Operations	(437)	(4,181)
Eliminate – gain on our share of PSB’s sale of real estate	(2,112)	-
Add back – Depreciation from unconsolidated real estate investments	15,320	17,632
Consolidated FFO allocable to our equity holders	227,241	249,298
Less: allocations of FFO (to) from noncontrolling equity interests:
Preferred unitholders, based upon distributions paid	(1,812)	(4,017)
Preferred unitholders, based upon redemptions	-	72,000
Other noncontrolling equity interests in subsidiaries	(4,597)	(4,879)
Consolidated FFO allocable to Public Storage shareholders	220,832	312,402
Less: allocations of FFO (to) from:
Preferred shareholders, based on distributions paid	(58,108)	(58,108)
Preferred shareholders, based on redemptions	-	6,218
Restricted share unit holders	(606)	(836)
Equity Shares, Series A, based on distributions paid	(5,131)	(5,131)
Equity Shares, Series A, based on redemption	(25,746)	-
Remaining FFO allocable to Common Shares (a)	$131,241	$254,545
Weighted average shares:
Regular common shares	168,477	168,312
Weighted average share options outstanding using treasury method	833	161
Weighted average common shares for purposes of computing fully-diluted FFO per common share	169,310	168,473
FFO per diluted common share (a)	$0.78	$1.51

(a)
 Funds from operations (“FFO”) is a term defined by the National Association of Real Estate Investment Trusts (“NAREIT”).  FFO is a non-GAAP (generally accepted accounting principles) financial measure. FFO is generally defined as net income before depreciation with respect to real estate assets and gains and losses on real estate assets.  FFO is presented because management and many analysts consider FFO to be one measure of the performance of real estate companies.  In addition, we believe that FFO is helpful to investors as an additional measure of the performance of a REIT, because net income includes the impact of depreciation, which assumes that the value of real estate diminishes predictably over time, while we believe that the value of real estate fluctuates due to market conditions and in response to inflation.  FFO computations do not consider scheduled principal payments on debt, capital improvements, distributions, and other obligations of the Company.  FFO is not a substitute for our cash flow or net income as a measure of our liquidity or operating performance or our ability to pay dividends.  Other REITs may not compute FFO in the same manner; accordingly, FFO may not be comparable among REITs.

PUBLIC STORAGE SELECTED FINANCIAL DATA Computation of Funds Available for Distribution (Unaudited)
	Three Months Ended March 31,
	2010	2009
	(Amounts in thousands)
Computation of Funds Available for Distribution (“FAD”):
FFO allocable to Common Shares (a)	$131,241	$254,545
Add: Non-cash share-based compensation expense	2,632	2,613
Eliminate: Non-cash asset impairment charges	1,008	-
Eliminate: Non-cash foreign currency exchange losses	34,843	34,733
Eliminate: Non-cash allocations of FFO pursuant to redemptions of equity	25,746	(94,502)
Less: Aggregate capital expenditures	(4,812)	(8,499)

Funds available for distribution (“FAD”) (b)	$190,658	$188,890

Distribution to common shareholders (c)	$109,539	$92,582

Distribution payout ratio (b)	57.5%	49.0%

(a)
Funds from operations (“FFO”) is a term defined by the National Association of Real Estate Investment Trusts (“NAREIT”).  FFO is a non-GAAP (generally accepted accounting principles) financial measure. FFO is generally defined as net income before depreciation with respect to real estate assets and gains and losses on real estate assets.  FFO is presented because management and many analysts consider FFO to be one measure of the performance of real estate companies.  In addition, we believe that FFO is helpful to investors as an additional measure of the performance of a REIT, because net income includes the impact of depreciation, which assumes that the value of real estate diminishes predictably over time, while we believe that the value of real estate fluctuates due to market conditions and in response to inflation.   FFO computations do not consider scheduled principal payments on debt, capital improvements, distributions, and other obligations of the Company.  FFO is not a substitute for our cash flow or net income as a measure of our liquidity or operating performance or our ability to pay dividends.  Other REITs may not compute FFO in the same manner; accordingly, FFO may not be comparable among REITs.

(b)
Funds available for distribution (“FAD”) represents FFO, plus (i) impairment charges with respect to real estate assets, (ii) the non-cash portion of share-based compensation expense, (iii) non-cash allocations to or from preferred equity holders or holders of the Equity Stock, Series A, less (iv) capital expenditures to maintain our facilities and (v) elimination of any gain or loss on foreign exchange.  The distribution payout ratio is computed by dividing the distribution paid by FAD.  FAD is presented because many analysts consider it to be a measure of the performance and liquidity of real estate companies and because we believe that FAD is helpful to investors as an additional measure of the performance of a REIT.  FAD is not a substitute for our cash flow or net income as a measure of our liquidity, operating performance, or our ability to pay dividends.  FAD does not take into consideration required principal payments on debt.  Other REITs may not compute FAD in the same manner; accordingly, FAD may not be comparable among REITs.

(c)	Common shareholders received a dividend of $0.65 per common share for the three months ended March 31, 2010, as compared to $0.55 per common share for the same period in 2009.

PUBLIC STORAGE
SELECTED FINANCIAL DATA

Reconciliation of Same Store Data to
Consolidated Data of the Company
(Unaudited)

	Three Months Ended March 31,
	2010	2009

Revenues for:
Same Store facilities	$347,833	$355,489
Other facilities (a)	16,849	15,283

Self-storage revenues (b)	364,682	370,772
Self-storage cost of operations for:
Same Store facilities	126,537	127,412
Other facilities (a)	6,147	5,853

Self-storage cost of operations (b)	132,684	133,265
Net operating income for:
Same Store facilities	221,296	228,077
Other facilities (a)	10,702	9,430

Consolidated net operating income (c)	231,998	237,507
Ancillary revenues	25,158	25,835
Interest and other income	8,216	7,633
Ancillary cost of operations	(8,430)	(9,653)
Depreciation and amortization	(84,828)	(84,492)
General and administrative expense	(10,077)	(9,679)
Interest expense	(7,339)	(8,128)
Equity in earnings of real estate entities	9,961	22,811
Gain on disposition of real estate investments, net	333	2,722
Gain on early retirement of debt	-	4,114
Foreign currency exchange loss	(34,843)	(34,733)
Asset impairment charges	(1,008)	-
Discontinued operations	776	(508)
Consolidated net income of the Company	$129,917	$153,429

(a)	We consolidate the operating results of 64 additional self-storage facilities that are not Same Store Facilities.

(b)	Self-storage revenues and cost of operations do not include revenues and expenses generated at the facilities with respect to tenant reinsurance, retail sales and truck rentals.

(c)
We present net operating income or “NOI”, which is a non-GAAP (generally accepted accounting principles) financial measure that excludes the impact of depreciation and amortization expense.  Although depreciation and amortization is a component of GAAP net income, we believe that NOI is a meaningful measure of operating performance, because we utilize NOI in making decisions with respect to capital allocations, segment performance, and comparing period-to-period and market-to-market property operating results. In addition, the investment community utilizes NOI in determining real estate values, and does not consider depreciation expense as it is based upon historical cost.  NOI is not a substitute for net operating income after depreciation and amortization in evaluating our operating results.